Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of German American Bancorp on Form S-3 (File No. 333-35650) and Form S-8 (File No. 333-80605) of our report, dated February 28, 2005, with respect to German American Bancorp management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of German American Bancorp for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

March 28, 2005
Indianapolis, Indiana